Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Covidien Ltd. on Form S-8 of our report dated January 18, 2007 (April 18, 2007 as to the effects of the restatement discussed in Note 1), relating to the combined financial statements of the healthcare businesses of Tyco International Ltd. (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs related to a) the fact that the healthcare businesses of Tyco International Ltd. is comprised of the assets and liabilities used in managing and operating the various healthcare businesses of Tyco International Ltd. and include allocations of corporate overhead, other expenses, debt and interest expense from Tyco International which may not be reflective of the actual costs or debt which would have been incurred had the Company operated as a separate entity apart from Tyco International, to b) the restatement of the combined financial statements for 2006, 2005 and 2004, to c) the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment in 2006 and to d) a change in the measurement date for pension and post-retirement plans in 2005) as of September 29, 2006 and September 30, 2005, and for each of the three years in the period ended September 29, 2006, appearing in Amendment No. 4 to Registration Statement No. 001-33259 on Form 10 of Covidien Ltd.

/s/  DELOITTE & TOUCHE LLP
Boston, Massachusetts
July 2, 2007